Exhibit 3(ii)

FIRST AMENDMENT TO THE BYLAWS OF

LIGHTPATH TECHNOLOGIES, INC.

In accordance with the provisions of the Bylaws of LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (the “Corporation”) and Section 109 of the Delaware General Corporation Law, the Corporation does hereby make and adopt this First Amendment to the Bylaws of the Corporation (this “Amendment”):

1. The Bylaws of the Corporation are hereby amended by deleting Article VI in its entirety and, in lieu thereof, substituting the following:

“ARTICLE VI

CERTIFICATES OF STOCK; UNCERTIFICATED SHARES

Section 1. Form. Except as provided in Section 2 hereof, every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairman or vice chairman of the board of directors or the president or a vice president and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation.

Section 2. Uncertificated Shares. The board of directors may provide by resolution that some or all of any or all classes and series of shares of the corporation shall be uncertificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation and the resolution shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on share certificates in accordance with all applicable laws. Except as expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Section 3. Signatures. Where a certificate is countersigned (1) by a transfer agent other than the corporation or its employees, or (2) by a registrar other than the corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 4. Registration of Transfer. The board of directors shall have authority to make such rules and regulations, not inconsistent with law, the certificate of incorporation or these bylaws, as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and of uncertificated shares.

Section 5. Lost, Stolen or Destroyed Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative to advertise the same in such a manner as it shall be required and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered in its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.”

2. The Bylaws of the Corporation shall continue in full force and effect and unchanged, except as set forth in Section 1 of this Amendment.

3. The undersigned, being the Secretary of the Corporation, hereby certifies that this Amendment was duly adopted by the Board of Directors of the Corporation on the 1st day of November, 2007.

/s/ Dorothy M. Cipolla
Dorothy Cipolla, Secretary